AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 21, 2018

Registration No. 333-219771

Registration No. 333-212732

Registration No. 333-198192

Registration No. 333-159455

Registration No. 333-141275

Registration No. 333-113824

Registration No. 333-74398

Registration No. 333-41960

Registration No. 333-96179

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8

Registration Statement No. 333-219771

Post-Effective Amendment No. 1 to Form S-8

Registration Statement No. 333-212732

Post-Effective Amendment No. 1 to Form S-8

Registration Statement No. 333-198192

Post-Effective Amendment No. 1 to Form S-8

Registration Statement No. 333-159455

Post-Effective Amendment No. 1 to Form S-8

Registration Statement No. 333-141275

Post-Effective Amendment No. 1 to Form S-8

Registration Statement No. 333-113824

Post-Effective Amendment No. 1 to Form S-8

Registration Statement No. 333-74398

Post-Effective Amendment No. 1 to Form S-8

Registration Statement No. 333-41960

Post-Effective Amendment No. 1 to Form S-8

Registration Statement No. 333-96179

UNDER

THE SECURITIES ACT OF 1933

XO Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	13-3895178
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

195 Broadway, 25th Floor

New York, New York

(212) 219-8555

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

2017 INCENTIVE PLAN

2009 EMPLOYEE STOCK PURCHASE PLAN

2000 NON-OFFICER STOCK INCENTIVE PLAN

1999 EMPLOYEE STOCK PURCHASE PLAN

(Full titles of the plans)

Michael Steib

Chief Executive Officer

XO Group Inc.

195 Broadway, 25th Floor

New York, New York

(212) 219-8555

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copy to:

Adam Kaminsky

Fried, Frank, Harris, Shriver & Jacobson LLP

801 17th Street

NW Washington, DC 20006

Telephone: 1 (202) 639-7420

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”) of XO Group Inc., a Delaware corporation (the “Registrant”), previously filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”):

•	Registration Statement on Form S-8 (File No. 333-219771), filed with the SEC on August 8, 2017, registering 3,700,000 shares of common stock, par value $0.01 per share, of the Registrant (the “Common Stock”) issuable under the Company’s 2017 Incentive Plan;

•	Registration Statement on Form S-8 (File No. 333-212732), filed with the SEC on July 28, 2016, registering 300,000 shares of Common Stock issuable under the Company’s 2009 Employee Stock Purchase Plan;

•	Registration Statement on Form S-8 (File No. 333-198192), filed with the SEC on August 15, 2014, registering 2,700,000 shares of Common Stock issuable under the Company’s 2017 Incentive Plan;

•	Registration Statement on Form S-8 (File No. 333-159455), filed with the SEC on May 22, 2009, registering 5,829,344 shares of Common Stock issuable under the Company’s 2017 Incentive Plan and 300,000 shares of Common Stock issuable under the Company’s 2009 Employee Stock Purchase Plan;

•	Registration Statement on Form S-8 (File No. 333-141275), filed with the SEC on March 14, 2007, registering 1,067,891 shares of Common Stock issuable under the Company’s 2017 Incentive Plan and 167,427 shares of Common Stock issuable under the Company’s Employee Stock Purchase Plan; and

•	Registration Statement on Form S-8 (File No. 333-113824), filed with the SEC on March 22, 2004, registering 1,096,887 shares of Common Stock issuable under the Company’s 2017 Incentive Plan and 198,340 shares of Common Stock issuable under the Company’s 1999 Employee Stock Purchase Plan;

•	Registration Statement on Form S-8 (File No. 333-74398), filed with the SEC on December 3, 2001, registering 1,293,525 shares of Common Stock issuable under the Company’s 2017 Incentive Plan;

•	Registration Statement on Form S-8 (File No. 333-41960), filed with the SEC on July 21, 2000, registering 435,000 shares of Common Stock issuable under the Company’s 2000 Non-Officer Stock Incentive Plan; and

•	Registration Statement on Form S-8 (File No. 333-96179), filed with the SEC on February 4, 2000, registering 3,849,868 shares of Common Stock issuable under the Company’s 2017 Incentive Plan and 300,000 shares of Common Stock issuable under the Company’s 1999 Employee Stock Purchase Plan.

On December 21, 2018, pursuant to an Agreement and Plan of Merger, dated as of September 24, 2018 (the “Merger Agreement”), by and among the Registrant, WeddingWire, Inc., a Delaware corporation (“Parent”), and Wedelia Merger Sub, Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub was merged with and into the Registrant, with the Registrant continuing as the surviving corporation and as a wholly owned subsidiary of Parent (the “Merger”). At the effective time of the Merger, each outstanding share of Common Stock (other than certain shares specified in the Merger Agreement) was converted into the right to receive $35.00 in cash, without interest and subject to required withholding taxes.

In connection with the Merger, the Registrant is terminating the Registration Statements and all offerings of securities pursuant to the Registration Statements and deregistering the remaining shares of Common Stock registered but unsold under the Registration Statements, if any, in accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the shares of Common Stock that had been registered for issuance that remain unsold at the termination of the offerings. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such shares of Common Stock.

After filing this Post-Effective Amendment, the Registrant intends to file a Form 15 to (i) terminate the registration of all of its securities registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Act”), and (ii) suspend the Registrant’s reporting obligations pursuant to Section 15(d) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 21, 2018.

XO GROUP INC.

By:	/s/ Gillian Munson
Name: Gillian Munson
Title: Chief Financial Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.